Exhibit 23.2

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-59500, 333-95605 and 333-30384) pertaining to the 1991 Equity Incentive Plan, the 1997 Equity Incentive Plan, the 1997 Non-Employee Directors’ Stock Option Plan, the Amplicon Corp. Stock Option Plan, the Tularik Matching Plan and the 1999 Employee Stock Purchase Plan of Tularik Inc., and Form S-3 (Nos. 333-67366, 333-65232 and 333-102637) of our report dated February 4, 2002, with respect to the consolidated financial statements of Tularik Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003.

/s/    ERNST & YOUNG LLP

Palo Alto, California

March 4, 2004